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                                                              EXHIBIT 10.35

ROSETTA

June 6, 1997

Roland Stoughton
c/o SAIC
Mailstop C-4
10260 Campus Point Drive West
San Diego, CA 92121

Dear Roland:

         On behalf of Rosetta Biosystems, Inc. (the "Company"), I am pleased to offer you the position of Interim Director of the Bioinformatics Group of the Company. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

         The terms of your new position with the Company are as set forth below:

         1.       POSITION.

                  a. You will become Interim Director of the Bioinformatics Group of the Company, working out of the Company's offices in Kirkland, Washington. As Interim Director of the Bioinformatics Group, you will report to Stephen Friend, Chief Scientific Officer.

                  b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Not withstanding the above the Company hereby acknowledges that you will maintain an affiliation with your current employer (SAIC) as a consultant which will require no more than five (5) hours per week for a sixth month term from your start date and thereafter an amount of time to be mutually agreed upon. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

         2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on July 21, 1997.


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June 6, 1997
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         3.       PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         4.       COMPENSATION.

                  a. BASE SALARY. You will be paid a monthly salary of $10416.66, which is equivalent to $125,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

                  b. ANNUAL REVIEW. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process.

         5.       EXPENSES.

                  a. In connection with your employment, the Company agrees to reimburse you for reasonable door to door travel expenses from San Diego to Seattle which are expected to be incurred on a weekly basis for a period not to exceed twelve (12) months from your start date or until you relocate your family to Seattle which ever comes first.

         6.       STOCK OPTIONS.

                  a. INITIAL OPTION GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 51,500 shares (subject to stock splits and recapitalizations) of the Company's Common Stock (the "Shares") with an exercise price equal to the fair market value on the date of the grant. These options will vest in accordance with the following schedule: twelve and one-half percent (12 1/2%) of the Shares shall vest on the six-month anniversary of the Start Date and 1/48th of the total number of Shares shall vest each month thereafter. Vesting will, of course, depend on your continued employment or consultancy with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company.

                  b. SUBSEQUENT OPTION GRANTS. Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options [or purchase rights] from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.


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June 6, 1997
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         7.       BENEFITS.

                  a. INSURANCE BENEFITS. The Company will provide you with standard medical, dental and group health insurance benefits in accordance with the Company's policies in effect from time to time.

                  b. VACATION. You will be entitled to paid vacation each year, under the Company's vacation policy in effect from time to time.

         8. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

         9. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

         10. AT-WILL EMPLOYMENT. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

         We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.


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June 6, 1997
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Very truly yours,

ROSETTA BIOSYSTEMS, INC

Stephen H. Friend, M.D., Ph.D.
President, Chief Scientific Officer

ACCEPTED AND AGREED:

ROLAND STOUGHTON

   /s/
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Signature

   June 6, 1997
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Date